Exhibit 99.1

FOR FURTHER INFORMATION:
AT MEDALLION FINANCIAL CORP.	AT ZLOKOWER COMPANY
437 Madison Avenue, New York, NY 10022	PUBLIC RELATIONS
Andrew Murstein, President	Harry Zlokower
Larry D. Hall, CFO	David Closs
(212) 328-2100	(212) 447-9292

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL CORP. REPORTS

2008 FIRST QUARTER RESULTS

•	Earnings per share increase to $0.22 per share

•	Credit quality remains excellent with record low delinquencies

•	NYC wheelchair accessible medallion prices reach $656,000, a record high

•	$0.19 per share dividend declared

NEW YORK, N.Y. — May 8, 2008 — Medallion Financial Corp. (NASDAQ:TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that earnings, or net increase in net assets resulting from operations, increased 4% to $3,921,000 or $0.22 per diluted common share in the 2008 first quarter, up from $3,780,000 or $0.21 per diluted common share in the 2007 first quarter.

Medallion’s on balance sheet taxicab medallion loan portfolio increased 7% to $476,000,000 at the end of the 2008 first quarter, up from $444,000,000 a year ago, and the on balance sheet commercial loan portfolio increased 2% to $93,000,000, up from $91,000,000 a year ago. Including Medallion Bank, our unconsolidated wholly-owned portfolio investment, and loans serviced for third parties, the managed medallion loan portfolio increased 9% to $587,000,000, up from $536,000,000 a year ago. The managed commercial loan portfolio increased 5% to $167,000,000, up from $160,000,000 a year ago.

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Medallion Financial Corp. Announces 2008 First Quarter Results – p. 2

In addition, Medallion Bank’s consumer loan portfolio increased 25% to $148,000,000, up from $118,000,000 a year ago. Total assets under management increased 9% to $1,024,000,000, up from $940,000,000 a year ago.

Andrew Murstein, President of Medallion stated, “We are very pleased with our continuing trends of increased growth and profitability. During this quarter, New York City medallion prices continued to rise. Just last week, the city auctioned off 86 wheelchair accessible medallions for as much as $656,000, an all time high for all taxi medallions, despite a provision calling for a central dispatch system to match wheelchair passengers with accessible vehicles. The industry has never been stronger.”

Larry Hall, CFO stated, “The weighted average yield on our managed loan portfolio at the end of the 2008 first quarter increased, even in this interest rate environment, to 9.28%, compared to 9.10% a year ago. In addition, we continue to utilize Medallion Bank, which has our lowest cost of funds, to fund much of our growth. Our weighted average managed cost of funds dropped to 5.37% in the quarter, down from 5.60% a year ago. As a result, our net interest margin, which included interest recoveries, reached 4.81%.

Our loan quality, which is one of the hallmarks of Medallion, not only remained strong, but actually improved. On a managed basis, including Medallion Bank, delinquent loans 90 days or more past due dropped to 0.3%, down from 1.6% a year ago. Consumer loans remained flat at 0.4% from one year ago. Commercial loans decreased to 0.4%, down from 4.1% one year ago. On a combined basis the totals were .4%, down 75% from 1.6% one year ago. This is an outstanding accomplishment, especially given the recent state of other financial institutions.”

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Medallion Financial Corp. Announces 2008 First Quarter Results – p. 3

The Company also announced that its Board of Directors declared a dividend of $0.19 per share on its common stock for the 2008 first quarter. The dividend is payable on June 2, 2008 to shareholders of record on May 16, 2008. Since the Company’s initial public offering in 1996, the Company has paid out over $121,500,000 in dividends, or $7.96 per share.

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services other commercial loans in targeted niche industries and its wholly owned portfolio company Medallion Bank also originates and services consumer loans. The Company and its subsidiaries have lent over $3 billion.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2007 Annual Report on Form 10-K.

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2008	2007
Total investment income	14,444	10,439
Total interest expense	7,203	6,749

Net interest income	7,241	3,690

Total noninterest income	803	490

Salaries and benefits	2,627	2,733
Professional fees	368	605
Rent expense	326	333
Other operating expenses	1,326	904

Total operating expenses	4,647	4,575

Net investment income (loss) before income taxes	3,397	(395)
Income tax provision	—	—

Net investment income (loss) after income taxes	3,397	(395)

Net realized gains on investments	1,147	10,011

Net change in unrealized depreciation on investments	(218)	(8,038)
Net change in unrealized appreciation (depreciation) on Medallion Bank and other controlled subsidiaries	(405)	2,202

Net unrealized depreciation on investments	(623)	(5,836)

Net realized/unrealized gains on investments	524	4,175

Net increase in net assets resulting from operations	$3,921	$3,780

Net investment income after income taxes per common share
Basic	$0.19	$(0.02)
Diluted	0.19	(0.02)

Net increase in net assets resulting from operations per common share
Basic	$0.22	$0.22
Diluted	0.22	0.21

Dividends declared per share	$0.19	$0.19

Weighted average common shares outstanding
Basic	17,492,879	17,427,387
Diluted	17,729,434	17,764,663

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)	March 31, 2008	December 31, 2007
Assets
Medallion loans, at fair value	$475,809	$498,883
Commercial loans, at fair value	92,694	91,782
Investment in Medallion Bank and other controlled subsidiaries, at fair value	65,842	57,501
Investment securities, at fair value	—	—
Equity investments, at fair value	5,103	4,880

Net investments ($429,899 at March 31, 2008 and $458,102 at December 31, 2007 pledged as collateral under borrowing arrangements)	639,448	653,046
Cash and cash equivalents ($860 at March 31, 2008 and $852 at December 31, 2007 restricted as to use by lender)	30,928	33,454
Accrued interest receivable	2,250	2,449
Fixed assets, net	480	558
Goodwill, net	5,007	5,007
Other assets, net	25,139	26,748

Total assets	$703,252	$721,262

Liabilities
Accounts payable and accrued expenses	$3,854	$4,203
Accrued interest payable	719	2,087
Funds borrowed	525,655	542,549

Total liabilities	530,228	548,839

Commitments and contingencies	—	—

Total shareholders’ equity (net assets)	173,024	172,423

Total liabilities and shareholders’ equity	$703,252	$721,262

Number of common shares outstanding	17,492,674	17,495,865
Net asset value per share	$9.89	$9.86

Total managed loans	$899,842	$896,370
Total managed assets	1,024,219	1,017,433